UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 21, 2009
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona		85281
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(480) 967-5146

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On December 21, 2009, Amtech Systems, Inc. (the “Company”) received the resignation of Brian L. Hoekstra from the Board of Directors of the Company (the “Board”), effective December 22, 2009. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Hoekstra was a member of the Company’s Audit, Compensation and Stock Option and Technology Strategy Committees.

(d)	(1) On December 21, 2009, the Board appointed Egbert Jan Gert Goudena as a Director of the Company, effective December 22, 2009.

(2) There are no arrangements or understandings between Mr. Goudena and any other persons pursuant to which Mr. Goudena was selected as a Director.

(3) Mr. Goudena has been appointed to serve on the Company’s Nominating and Governance Committee and Technology Strategy Committee.

(4) Mr. Goudena has not had any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

(5) Mr. Goudena will receive an annual retainer of $16,000 and fees of $2,000 per Board meeting attended in person, $750 per Board meeting attended telephonically, $750 per committee meeting attended in person and $500 per committee meeting attended telephonically. In addition, under the Company’s Non-Employee Directors Stock Option Plan, Mr. Goudena received a grant of options to purchase 6,000 shares of Common Stock upon appointment to the Board, and will receive an annual grant of 5,000 shares of Common Stock, or such other number of shares as may be determined by the Board, upon each re-election to the Board at the Company’s Annual Meeting of Shareholders. The exercise price of the options received is $11.03, the closing price of the Company’ Common Stock on December 22, 2009. Each option has a term of ten years and is exercisable in three equal installments commencing on the first anniversary of the date of grant and continuing for the two successive anniversaries thereafter. In the event of disability (as defined in the plan) or death of the Director, all options will remain exercisable for a period of 30 days following the date such person ceased to be a Director, or such other date as may be determined by the Board, but only to the extent such options were exercisable on the date the Director ceased to be a Director.

(e)
On December 21, 2009, upon the recommendation of the Compensation and Options Committee of the Board, the Board approved an increase of the base salary paid to the Company’s executive officers to restore such base salary to the levels paid prior to the reduction proposed by the Company’s executive officers and approved by the Board on April 8, 2009. The Board approved a salary restoration for Jong S. Whang, the Company’s Chairman of the Board, Chief Executive Officer and President, from $315,000 to $350,000, a salary restoration for Bradley C. Anderson, the Company’s Vice President—Finance and Chief Financial Officer, from $220,500 to $245,000, and a salary restoration for Robert T. Hass, the Company’s Chief Accounting Officer, from $133,200 to $148,000. Each of the salary increases are effective as of January 10, 2010.

On December 21, 2009, upon the recommendation of the Compensation Committee of the Board, the Board also approved discretionary bonuses for its executive officers for fiscal year 2009 in accordance with the Company’s executive compensation strategy. The Board approved a bonus for Jong S. Whang for fiscal year 2009 in the amount of $95,000. The Board approved a bonus for Bradley C. Anderson for fiscal year 2009 in the amount of $50,000. The Board approved a bonus for Robert T. Hass for fiscal year 2009 in the amount of $12,000.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	December 24, 2009	By:	/s/ Robert T. Hass
			Name:	Robert T. Hass
			Title:	Chief Accounting
Officer and Assistant
Secretary